EXHIBIT 10.42
SUMMARY OF ATHERSYS, INC.
2021 CASH BONUS INCENTIVE PLAN

On February 11, 2021, the Board of Directors of Athersys, Inc. (“the Company”), based upon the recommendation of the Compensation Committee of the Board of Directors of the Company, approved a cash bonus incentive plan (the “Plan”) for the year ending December 31, 2021 for the named executive officers of the Company. The Plan provides that each participant is eligible to earn a bonus during the award term of January 1, 2021 through December 31, 2021. The Plan provides for the following target bonus percentages of the named executive officer’s salary during the award term, weighted as set forth below on the achievement of specified corporate goals, with the remainder based on individual/functional performance. The corporate goals include advancing the Company’s clinical programs for MultiStem and manufacturing process development initiatives, executing against the established operating plan and capital acquisition objectives. There is no formally adopted plan document for the Plan.

Title	Target Bonus	Weighting on Corporate Goals
Interim Chief Executive Officer, President & Chief Operating Officer	60%	100%
Executive Vice President & Chief Scientific Officer	45%	80%
Chief Financial Officer	40%	80%
Senior Vice President of Finance	35%	60%